Exhibit 5

                                  June 4, 1996


Core Industries Inc
P.O. Box 2000
Bloomfield Hills, MI  48303-2000

Ladies and Gentlemen:

         We have represented Core Industries Inc, a Nevada corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of the Registration Statement on Form S-3 (the "Registration Statement"), for registration under the Securities Act of 1933, as amended (the "Securities Act"), of a maximum of 857,283 shares of Common Stock, $1.00 par value per share (the "Common Stock").

         Based upon our examination of such documents and other matters as we deem relevant, it is our opinion that the shares of Common Stock covered by the Registration Statement, previously issued and outstanding and to be sold by the Selling Shareholders listed in the Registration Statement, have been duly authorized and legally issued, and are fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

                                      Very truly yours,

                                      D R A F T

                                      Honigman Miller Schwartz and Cohn